Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

IVEDA SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule (2)	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.00001 per share	Rule 457(a)	1,652,813	(1)(3)	$0.61		$1,008216	$0.0001102	$111.11
Total Offering Amounts						$			$111.11
Total Fee Offsets									–
Net Fee Due									$111.11

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover such indeterminate number of additional shares of common stock, par value $0.00001 per share, of the Registrant (the “Common Stock”) as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Iveda Solutions, Inc. 2010 Stock Option Plan and the Iveda Solutions, Inc. 2020 Plan (the “Plans”).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on The NASDAQ Capital Market on October 6, 2022.

(3)	Represents 1,652,813 shares of Common Stock reserved for issuance under the Plans.